Exhibit 23.1

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Fuel Tech, Inc., of our report dated March 11, 2020, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Fuel Tech, Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Chicago, Illinois

February 26, 2021